As filed with the Securities and Exchange Commission on September 8, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUMATECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0349154
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2550 North First Street, San Jose, California 95131

(408) 321-7650

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Woodson Hobbs

President and Chief Executive Officer

Pumatech, Inc.

2550 North First Street, San Jose, California 95131 (408) 321-7650

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

COPIES TO:

Elias J. Blawie

Steve Tonsfeldt

Thomas Tobiason

Venture Law Group

A Professional Corporation

2775 Sand Hill Road

Menlo Park, CA 94025

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001(3)	134,445 shares	$3.23	$434,257	$35

(1)	This registration statement shall cover any additional shares of our common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of our outstanding common stock.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on September 5, 2003.
(3)	This registration statement also relates to rights to purchase shares at the registrant’s Series A Participating Preferred Stock (the “Rights”) which are attached to all shares of common stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for common stock and will be transferable along with and only with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains a prospectus relating to a public offering of an aggregate of 134,445 shares of our common stock that are owned by Loudfire, Inc., a Kansas corporation (“Loudfire”). We issued these shares in connection with the purchase of substantially all of the assets from Loudfire which was completed on July 22, 2003. The complete prospectus for this offering follows immediately.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 8, 2003

PROSPECTUS

PUMATECH, INC.

134,445 shares of Common Stock

THE SELLING STOCKHOLDERS:	The selling stockholders identified on page 17 of this prospectus are selling 134,445 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

OFFERING PRICE:	The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. The selling stockholders may be deemed to be “underwriters,” as such term is defined in the Securities Act of 1933, as amended. We provide more information about how they may sell their shares in the section titled “Plan of Distribution” on page 18.

TRADING MARKET:	Our common stock is listed on the Nasdaq National Market under the symbol “PUMA.” On September 5, 2003, the closing sale price of our common stock, as reported on the Nasdaq National Market, was $3.19.

RISKS:	INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTOR” BEGINNING ON PAGE 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2003.

WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF SEPTEMBER 8, 2003. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

PROSPECTUS SUMMARY

The following is a summary of our business. You should carefully read the section entitled “Risk Factors” in this prospectus, our Annual Report on Form 10-K for the year ended July 31, 2002 and our Quarterly Reports on Forms 10-Q for the quarters ended October 31, 2002, January 31, 2003 and April 30, 2003 for more information on our business and the risks involved in investing in our stock.

In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans” and similar expressions. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled “Risk Factors” beginning on page 1 of this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report and Quarterly Reports contain a discussion of some of the factors that could contribute to those differences.

PUMATECH, INC.

Overview

Pumatech, Inc. develops, markets and supports synchronization, mobile-application development, and mobile-application management/device management software that enables consumers, business professionals and information technology (IT) officers to extend the capabilities of enterprise groupware and vertical applications, handheld organizers/computers, Web-enabled cellular phones, pagers and other wireless or wireline personal communications platforms.

We are a Delaware corporation. Our principal executive offices are located at 2550 North First Street, Suite 500, San Jose, California 95131. Our telephone number at that location is (408) 321-7650 and our website is located at www.pumatech.com. Information contained in our website does not constitute part of this prospectus. References in the prospectus to “we,” “our,” “us,” the “Company” and “Pumatech” refer to Pumatech, Inc., a Delaware corporation.

Acquisition of Assets from Loudfire, Inc.

On July 22, 2003, we acquired substantially all of the assets of Loudfire, Inc. (“Loudfire”). Loudfire was incorporated in Kansas on May 22, 2000 and is engaged in the business of developing software for accessing enterprise applications from web-enabled wireless devices and Internet browsers.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the risks and uncertainties described below and the other information in or incorporated by reference into this prospectus including our financial statements before deciding whether to buy shares of our common stock. The risks and uncertainties described below are intended to be the ones that are specific to our company or industry and that we deem to be material, but are not the only ones that we face. The trading price of our common stock could decline due to any of these and other risks and uncertainties, and you could lose part or all of your investment.

We may not be able to attain or sustain consistent future revenue growth on a quarterly or annual basis, or achieve and maintain profitability on a quarterly or annual basis.

Although we have reported sequential revenue growth over the first three quarters of fiscal 2003, we cannot be certain that this growth will continue at the same rate, or that our revenues will not decline in the future.

Additionally, in implementing various plans to reduce operating expenses, we may fail to support our operations, which could reduce demand for our products and services and materially adversely affect our results of operations. We have experienced losses of $5.9 million for the nine months ended April 30, 2003, and $34.5 million and $41.8 million for fiscal 2002 and 2001, respectively. An investor in our common stock should accordingly consider the risks, expenses and difficulties that companies frequently encounter in the rapidly changing market for synchronization products and services. These risks to us include:

•	our evolving business model;

•	our need and ability to generate and manage growth;

•	rapid evolution of technology;

•	decline in the market for personal data assistants;

•	rigid competition; and

•	difficult economic conditions and reduced IT spending.

To address these risks and uncertainties, we must take several steps, including:

•	creating and maintaining strategic relationships;

•	expanding sales and marketing activities;

•	containing expenses while not unduly restructuring our business;

•	integrating existing and acquired technologies;

•	expanding our customer base and retaining key clients;

•	introducing and expanding new products and services;

•	competing in a highly competitive market; and

•	attracting, retaining and motivating key employees.

We may not be successful in implementing any of our strategies or in addressing these risks and uncertainties. Despite cost-reduction measures we implemented in previous years, we expect that we will continue to incur reasonable costs, primarily as a result of: (1) our investment in various initiatives to enhance our existing products, (2) development and introduction of new products and technologies that meet changing customer requirements, and (3) cultivation of relationships with our software development partners. Moreover, even if we accomplish our objectives, we still may not achieve sustainable profitability in the future.

There can be no assurance that we will generate sufficient revenue to meet expenses or to operate profitably in the future. Our losses today and the risk of future losses present significant risks to our stockholders. If we cannot achieve profitability or positive cash flows from operating activities, we may be unable to meet our working capital and other payment obligations, which would have a material adverse effect on our business, financial condition and results of operations and the price of our common stock.

Acquisitions could result in operating difficulties.

As part of our business strategy, we acquired Starfish Software in March 2003 and substantially all of the assets of Loudfire, Inc. in July 2003. We may not realize the benefits of either the Starfish Software acquisition or the asset purchase from Loudfire, Inc., or any acquisition we may have in the future. Acquisitions could disrupt our business or not be successful and harm our financial condition. These acquisitions may not produce the revenues, earnings or business synergies that we anticipated and may cause our revenues to decline. In any acquisitions of or investments in other companies, products and technologies, we could:

•	issue stock that would dilute the ownership of our then existing stockholders;

•	reduce our cash reserves;

•	incur debt;

•	assume liabilities;

•	face Securities Exchange Commission challenges to the accounting treatment of these acquisitions, which may result in changes to our financial statements and cause us to incur charges to earnings over time that we did not expect;

•	incur amortization expenses related to intangible assets (other than goodwill); or

•	incur large and immediate write-offs.

These acquisitions and investments also involve numerous risks, including:

•	problems integrating the operations, technologies or products purchased with those we already have;

•	unanticipated costs and liabilities;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience;

•	potential loss of key employees, particularly those of the acquired organizations; and

•	uncertainties in negotiating and consummating acquisitions that may be subject to third party, governmental or judicial approvals.

We may not be successful in addressing these risks or any other problems encountered in connection with the acquisition of Starfish, the asset purchase from Loudfire, or other risks and problems that we could encounter in future acquisitions, which would harm our business or cause us to fail to realize the anticipated benefits of our acquisitions.

Our investment in goodwill and intangibles resulting from our acquisitions could become impaired.

As of April 30, 2003, our goodwill and other intangibles amounted to $4.1 million, net of accumulated amortization and reflective of newly acquired intagibles from Starfish. We ceased to amortize our existing goodwill upon our adoption of SFAS No. 142 in the beginning of fiscal 2003. We amortize approximately $234,000 in the fourth quarter of fiscal 2003 and will amortize approximately $772,000 and $305,000 in fiscal 2004 and 2005, respectively. However, to the extent we do not generate sufficient cash flows to recover the net amount of any investment in intangibles recorded, the investment could be considered impaired and subject to earlier write-off. These impairments of goodwill or other intangible assets could have a negative impact on our results of operations in any given period.

Revenues in our technology licensing business may be subject to significant quarterly fluctuations.

Revenues in our technology licensing business are typically derived from multi-year contracts with customers that frequently include license fees, professional services fees, royalty payments and maintenance. Both the license fees and the professional services fees are typically earned in the initial one or two quarters subsequent to the signing of a contract with the customer. The related revenues from these initial quarterly periods may exceed the revenues earned during subsequent periods covered by the contract. To the extent that we do not secure additional contracts with the same customer or secure comparably sized commitments from other customers, we may not be able to achieve our revenue forecasts for future quarters. An example is the contract with America Online, under which we earned considerable revenue in the third quarter of fiscal 2003. We expect the revenue from America Online to decline in the first fiscal quarter of fiscal 2004 as the initial implementation is completed.

We are exposed to recent unfavorable economic conditions that resulted in lower revenue in the previous fiscal year and caused us to take various actions to reduce operating expenses. Continued or worsened conditions may result in additional actions to reduce operating expenses.

Our revenue declined sequentially in the six quarters before the first quarter of fiscal 2003, largely as a result of recent unfavorable economic conditions that have caused our customers to delay, decrease or cancel corporate IT spending. We also made adjustments and incurred charges associated with actions we implemented in prior periods, aimed at reducing operating expenses. We expect the current economic conditions to continue well into the remainder of fiscal 2003, and there can be no certainty as to the severity or duration of the economic slowdown. To date, various segments of the software industry have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdowns and layoffs. Moreover, there is increasing uncertainty in the enterprise software market attributable to many factors, including global economic conditions and strong competitive forces. Our future revenue and results of operations may continue to experience substantial fluctuations from quarter to quarter as a consequence of these factors, and such conditions and other factors affecting capital spending may continue to affect the timing of purchase or service orders from our current and potential customers. As a result, continued economic slowdowns in general may require us to take additional cost-reduction measures that could have a material adverse effect on our business, operating results or financial condition.

Our failure to protect our proprietary rights adequately may harm our competitive position.

We rely on a combination of patents, copyrights, trademarks, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. These measures afford only limited protection. We, combined with Starfish and as a result of our asset purchase from Loudfire, currently have 53 issued United States patents and an additional 25 patent applications pending in the United States. Effective intellectual property protection may not be available in every country in which we offer our products and services. Our means of protecting our proprietary rights in the United States or abroad may not be adequate, and competitors may independently develop similar technologies. We have also provided our source code under escrow agreements and to contractors in other countries, which may increase the likelihood of misappropriation by third parties. Our future success will depend in part on our ability to protect our proprietary rights. Despite our efforts to protect our proprietary rights and technologies, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. Embedded software products, like those we offer, can be especially susceptible to software piracy. In addition, the laws of some countries do not protect our proprietary rights as fully as do the laws of the United States.

Litigation may be necessary to enforce our intellectual property rights or to protect our trade secrets or trademarks. For instance, on April 19, 2002, and January 10, 2003, we filed patent infringement suits against

Extended Systems, Inc. and Synchrologic, Inc., respectively, in the United States District Court for the Northern District of California. In these suits, we allege that these companies’ server and desktop products infringe on several of our synchronization-related patents. We are seeking an injunction against future sales of infringing server and desktop products, as well as damages for past sales of the infringing products, of both companies. Legal proceedings to enforce our intellectual property rights could be burdensome and expensive and could involve a high degree of uncertainty. These legal proceedings may also divert management’s attention from growing our business. Failure to enforce and protect our intellectual property successfully would substantially harm our business.

Our market changes rapidly due to evolution in technology and industry standards. If we do not adapt to meet the sophisticated needs of our customers, our business and prospects will suffer.

The market for our products and services is characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions. Our future success will depend to a substantial degree on our ability to offer products and services that incorporate leading technology, address the increasingly sophisticated and varied needs of our current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. One should be aware that:

•	our technology or products may become obsolete upon the introduction of alternative technologies;

•	we may not have sufficient resources to develop or acquire new technologies or to introduce new products or services capable of competing with future technologies or service offerings;

•	the price of the products we provide is expected to decline as rapidly as the cost of any competitive alternatives; and

•	we may not be able to respond effectively to the technological requirements of the changing market.

To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of these technologies and equipment are likely to continue to require significant capital investment by us. Moreover, there can be no assurances that we can develop, market and deliver new products and technology on a timely basis. Sufficient capital may not be available for this purpose in the future, and even if it is available, investments in new technologies may not result in commercially viable technological processes and there may not be commercial applications for such technologies. If we do not develop and introduce new products and services and achieve market acceptance in a timely manner, our business and prospects may suffer.

Future geographical expansion and growth, including the establishment of new sales or engineering operations, can have an effect on our operations.

In the future, we may further expand into other geographical areas within the United States and internationally by establishing new sales or engineering operations in these areas. Expansions such as these may result in our incurrence of various costs and expenses, and place a significant strain upon our operating and financial systems and resources that could materially adversely affect our financial results following such an expansion. Expansions such as these also involve numerous business risks, including difficulties in the assimilation of the new operations and the diversion of management’s attention from other business. It is also difficult to predict future requirements for the number and type of employees in the fields and geographies in which we plan to operate. Our failure to align employee skills and populations with revenue and market requirements would have a material adverse impact on our business and operating results. Moreover, there can be no assurance that newly established operations will contribute significantly to our sales or earnings.

We depend on strategic relationships and business alliances with our international software development partners.

We recently established a global software development program to assist us in the implementation of custom software and other technology applications. The program calls for shifting the composition of our engineering team to include several international software development partners, such as Romania-based SoftVision, Inc. and others. The success of our future development efforts will depend on our ability to maintain strategic relationships with these international partners. Our business relationships often consist of cooperative engineering programs, joint business seminars and cooperation in product development. Many of these relationships may not be contractual and may depend on the continued voluntary cooperation of each party with us. Divergence in strategy or change in focus by any of our partners may interfere with our ability to develop and support our products, which in turn could harm our business. Further, if our partners enter into strategic alliances with other companies, they could reduce their support of our products. Our existing relationships may be jeopardized if we enter into alliances with competitors of our strategic partners. One or more of our partners may use the information they gain from their relationship with us to develop competing products. In addition, our operations could be adversely affected if any of these international partners is affected by volatile economic, political or military conditions in its country or by various restrictions imposed by its country regarding the transfer of technology, the mobile computing industry and business in general.

There are many companies providing competing products and services.

There are few substantial barriers to entry in our markets and we expect that we will face additional competition from existing competitors and new market entrants in the future. We currently face direct competition with respect to our Intellisync, Enterprise Intellisync and Satellite Forms products. Intellisync enterprise and retail products face competition from AvantGo Inc.’s Pylon Conduit, Chapura, Inc.’s Pocket Mirror, Common Time’s Cadenza mNotes, Extended Systems, Inc.’s XTNDConnectPC, IBM Corporation’s Lotus Software EasySync Pro, Microsoft, Inc’s ActiveSync, Palm Desktop from Palm, Inc. and others. Satellite Forms faces competition from Adobe Systems, Inc., Aligo, Inc., AppForge, Inc., Covigo, Inc., iConverse, Inc., Metrowerks Code Warrior, mPortal, Inc., Pencel Corporation, Pendragon Software Corporation, Penright Corporation’s MobileBuilder and others. Our server-based software’s synchronization features face competition from Aether Systems, AvantGo, CommonTime, Extended Systems, FusionOne, Inc., InfoSpace, Inc., Infowave Software, JP Mobile, Inc., Microsoft, Openwave, Inc., Sybase, Inc., Synchrologic, Inc., Wireless Knowledge, Inc., XcelleNet, Inc. and others. In addition to direct competitors like these, we face indirect competition from existing and potential customers that may provide internally developed solutions to each of our technology licensing components.

Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Our larger competitors may be able to provide customers with additional benefits in connection with their Internet systems and network solutions, including reduced communications costs. As a result, these companies may be able to price their products and services more competitively than we can and respond more quickly to new or emerging technologies and changes in customer requirements. If we are unable to compete successfully against our current or future competitors, we may lose market share, and our business and prospects would suffer.

Increased competition could result in:

•	price and revenue reductions, and lower profit margins;

•	loss of customers or failure to obtain additional customers; and

•	loss of market share.

Any one of these could materially and adversely affect our business, financial condition and results of operations.

Our business and prospects depend on, to a significant degree, demand for, and market acceptance of, wireless and other mobile computing devices.

The use of wireless and other mobile computing devices for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has begun to develop only in recent years. Our success will depend in large part on continued growth in the use of wireless and other mobile computing devices including PDAs, handheld computers, smart phones, pagers and other mobile devices. The current global economic slowdown has adversely affected the growth of the market for wireless and other mobile computing devices. In addition, critical issues concerning the commercial use of wireless and other mobile computing devices, including security, reliability, cost, ease of access and use, quality of service, regulatory initiatives and necessary increases in bandwidth availability, remain unresolved and are likely to continue to adversely affect the development of the market for our services. The adoption of wireless and other mobile computing devices for information retrieval and exchange, commerce and communications generally will require the acceptance of a new medium of conducting business and exchanging information. Demand for, and market acceptance of, wireless and other mobile computing devices are subject to a high level of uncertainty and are dependent on a number of factors, including:

•	the growth in access to, and market acceptance of, new interactive technologies;

•	emergence of a viable and sustainable market for wireless and mobile computing services;

•	the development of technologies that facilitate interactive communication between organizations; and

•	increases in bandwidth for data transmission.

If the market for wireless and other mobile computing devices as a commercial or business medium does not develop, or develops more slowly than expected, our business, results of operations and financial condition will be seriously harmed.

Specifically, even if the wireless and mobile computing services market does develop, products and services that we currently offer or may offer in the future may not achieve widespread market acceptance. Failure of our current and planned products or services to operate as expected could delay or prevent their adoption. If our target customers do not adopt, purchase and successfully deploy our other current and planned products and services, our revenue will not grow significantly and our business, results of operations and financial condition will be seriously harmed.

The size of the mobile computing market cannot be accurately predicted, and if our market does not grow as we expect, our revenue will be below our expectations and our business and financial results will suffer.

The size of the mobile computing market cannot be accurately estimated, and therefore we are unable to accurately determine the potential demand for most of our products and services. If our customer base does not expand or if there is not widespread acceptance of our products and services, our business and prospects will be harmed. We believe that our potential to grow and increase the market acceptance of our products depends principally on the following factors, some of which are beyond our control:

•	growth in sales of handheld devices, smart phones and other mobile computing devices, supported by our software and growth in wireless network capabilities to match end-user demand and requirements;

•	our product and service differentiation and quality;

•	our ability to provide timely, effective customer support;

•	our distribution and pricing strategies as compared with those of our competitors;

•	the effectiveness of our marketing strategy and efforts;

•	our industry reputation; and

•	general industry and economic conditions such as slowdowns in the computer or software markets or the economy in general.

There are risks associated with our long-term investments that may adversely affect our results of operations.

Historically, we have made direct and indirect investments in privately held companies. We may continue to make strategic investments in the future. There can be no assurance that our investments will bring us a return on investment. In addition, because the strategic investments tend to be in small, start-up technology companies that are at risk for financial failure especially during an economic slowdown, there is a greater risk that the investments might be impaired. In the fourth quarter of fiscal 2003, for instance, we sold our limited partnership interest in a venture capital fund company at a loss. The sale of the interest allowed us to avoid commitments for further investments in equity instruments of various privately-held companies made through the venture capital fund, many of which had not generated adequate returns.

We are dependent on our international operations for a significant portion of our revenues.

International revenue, primarily from customers based in Japan and Europe, accounted for 35% of our revenue in the first three quarters of fiscal 2003, and 31% and 26% of our revenue in fiscal 2002 and 2001, respectively. In the future, we may further expand our international presence. As we continue to expand internationally, we are increasingly subject to risks of doing business internationally, including:

•	unexpected changes in regulatory requirements and tariffs;

•	export controls relating to encryption technology and other export restrictions;

•	reduced protection for intellectual property rights in some countries;

•	political and economic instability, including continuing military conflicts in the Middle East;

•	the effect of general economic conditions and world events, including epidemics like severe acute respiratory syndrome (“SARS”);

•	difficulties in staffing and managing international operations;

•	fluctuations in currency exchange rates that may make our products more expensive to international customers, including the recent decline of the U.S. dollar against the Euro;

•	gains and losses on the conversion to United States dollars of accounts receivable and accounts payable arising from international operations, due to foreign currency denominated sales;

•	potentially adverse tax consequences;

•	nonrefundable withholding taxes on royalty income from customers in certain countries, such as Japan and Taiwan;

•	an adverse effect on our provision for income taxes based on the amount and mix of income from international customers;

•	longer payment cycles;

•	problems in collecting accounts receivable;

•	exposure to risk of non-payment by customers in other countries with highly inflationary economies; and

•	seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

Any of these risks could harm our international operations. For example, some European countries already have laws and regulations related to content distributed via Internet technologies that are stricter than those currently in force in the United States.

Our international sales growth will be limited if we, in the future, are unable to expand international sales channel management and support, customize products for local markets, and develop relationships with international service providers, distributors and device manufacturers. Even if we are able to expand successfully international operations, we cannot be certain that we will succeed in maintaining or expanding international market demand for our products.

Operating results may fluctuate significantly and may be difficult to predict.

Our operating results have fluctuated in the past and are likely to continue to fluctuate significantly due to a number of factors, many of which are outside of our control, including, but not limited to:

•	the demand for our products and services;

•	our success in developing new products and integrating acquired technologies;

•	the timing of new product introductions by us and our competitors;

•	market acceptance of our new and enhanced products and services;

•	market acceptance of handheld devices generally, and those supported by our products and services;

•	the emergence of new industry standards;

•	the timing of customer orders;

•	the mix of products and services sold;

•	product life cycles;

•	competition;

•	the mix of distribution channels employed;

•	seasonal trends;

•	the timing and magnitude of our capital expenditures;

•	the evolving and unpredictable nature of the markets for our products and mobile computing devices generally;

•	the growth rate of the markets for PCs, wireless devices and mobile computing devices in general; and

•	general economic conditions.

If we fail to maintain our existing relationships or enter into new relationships with OEMs, business development organizations and sales distribution channels, our brand awareness, the sales of our products and use of our services would suffer.

The success of our product and service offerings depends, in large part, on our ability to develop and maintain relationships with OEMs and business development organizations that help distribute our products and promote our services. We depend on these relationships to:

•	distribute our products to purchasers of mobile devices;

•	increase the use of our technology licensing components;

•	build brand awareness through product marketing; and

•	market our products and services cooperatively.

If the products that these equipment manufacturers or business development organizations sell, or the operating systems upon which these products are based, were to lose popularity, or if any of these companies cease to use our product and service offerings in significant volumes, our business would suffer.

The relationships we have developed with sales distribution channels and other resellers also allow us to offer our products and services to a much larger customer base than we would otherwise be able to reach through our own direct sales and marketing efforts. Our biggest distributor, Ingram Micro US, accounted for 12% of our total revenue in the nine months ended April 30, 2003. There are also a significant number of our customers that purchase our products and services through other resellers, and we anticipate they will continue to do so as we expand our product offerings. Because we often sell indirectly through sales distribution channels and resellers, we cannot control the relationships through which customers purchase our products. We do not control the presentation of our products to these customers as well. Our sales, therefore, could also be affected by disruptions in the relationships between our resellers and customers. Resellers may also choose not to emphasize our products to their customers. Any of these occurrences could diminish the effectiveness of our distribution channel and lead to decreased sales.

We are exposed to the risk of product returns and rotations from our distributors and value-added resellers, which are estimated and recorded by us as a reduction in sales.

Although we attempt to monitor and manage the volume of our sales to distributors and resellers, overstocking by our distributors and resellers or changes in their inventory level policies or practices may require us to accept returns above historical levels. In addition, the risk of product returns may increase if the demand for new products we introduce is lower than what we anticipate at the time of introduction. Although we believe that we provide an adequate allowance for sales returns, there can be no assurance that actual sales returns will not exceed our estimated recorded allowance. Any product returns in excess of recorded allowances could result in a material adverse effect on net revenues and operating results. As we introduce more products, timing of sales to end users and returns to us of unsold products by distributors and resellers become more difficult to predict and could result in material fluctuations in quarterly operating results.

If we are unable to provide satisfactory and high quality services through our professional services group, customer satisfaction and demand for our products will suffer.

Many of our customers have been successful in implementing our various technology initiatives without further provision of technical service. However, we believe that building strong relationships with our customers, as well as future growth in our product sales, depends on our ability to provide our customers with professional services, including customer support, training, consulting and initial implementation and deployment of our products when necessary. We have an in-house professional services group and use international software development partners with a workforce that can perform these tasks and that also educates third-party systems integrators in the use of our products so that these systems integrators can provide these services to our customers. If we are unable to develop sufficient relationships with third-party systems integrators and other customers, unable to complete product implementations in a timely manner, or unable to provide customers with satisfactory and quality support, consulting, maintenance and other services, we could face customer dissatisfaction, damage to our reputation, decreased overall demand for our products and loss of revenue.

We may incur significant stock-based compensation charges related to certain stock options in future periods.

Based on certain accounting standards involving stock compensation, we have incurred and will continue to incur variable accounting costs related to stock options, including those associated with our cancellation/regrant programs and certain unvested, restricted shares exercised with a full recourse note. Those standards require us to remeasure compensation costs for such options each reporting period based on changes in the market value of the underlying common stock. Depending upon movements in the market value of our common stock, the variable accounting treatment of those stock options may result in significant additional non-cash compensation costs in future periods.

In addition, there has been increasing public debate about the proper accounting treatment for employee stock options. Although we are not currently required to record any compensation expense in connection with option grants that have an exercise price at or above fair market value, it is likely that future laws or regulations will require us to treat stock options as a compensation expense. Any such change in accounting treatment could result in our reporting increased operating expenses, which would decrease any reported net income or increase any reported net loss. Note 1 of our consolidated financial statements shows the impact that such a change in accounting treatment would have had on our net loss and net loss per share if it had been in effect during the reporting periods shown and if the compensation expense were calculated as described in Note 1.

Recent threats of terrorism and resulting military and other actions, including the armed conflict with Iraq, could adversely affect our business.

Threats of further terrorism since the September 11 terrorist incident in the United States, as well as the war with Iraq, continue to shake consumer confidence. The United States continues to use military force actively to pursue those behind these attacks and implement broader actions against global terrorism. The continued threat of terrorism throughout the world, the escalation of military action, and heightened security measures in response to such threats may cause further disruption to the global economy, including widespread recession. To the extent that these disruptions result in a continued general decrease in consumer spending and demand for our products and services, our inability to market effectively our products, or financial or operational difficulties for various vendors on whom we rely for certain integral services used to support our operations, our business and results of operations could be materially and adversely affected. We are unable to predict whether the threat of terrorism, continuing and possible future military actions, or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have any long-term material adverse effect on our business, results of operations or financial condition.

Provisions in Our Charter Documents and Delaware Law and Our Adoption of a Stockholder Rights Plan May Delay or Prevent Acquisition Of Us, Which Could Decrease the Value of Our Common Stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, our Board of Directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions of our certificate of incorporation and bylaws, Delaware law and our stockholder rights plan, which is described below, will provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our Board of Directors, these provisions apply even if the offer may be considered beneficial by some of our stockholders.

Our Board of Directors adopted a stockholder rights plan, pursuant to which we declared and paid a dividend of one stock purchase right (a “Right”) for each outstanding share of our common stock, par value $0.001 per share (the “Common Shares”), held by stockholders of record as of January 24, 2003 (the “Record Date”). The Rights will become exercisable only upon the occurrence of certain events specified in the Preferred Shares Rights Agreement (the “Rights Agreement”) between us and Computershare Investor Services LLC, as Rights Agent, including the acquisition of 15% of our outstanding common stock by a person or group. In addition, one Right shall be issued with each Common Share that becomes outstanding between the Record Date and the earlier of the Distribution Date, and the Expiration Date (as such terms are defined in the Rights Agreement) or in certain circumstances, after the Distribution Date. Each Right entitles the registered holder, other than an “acquiring person,” under specified circumstances, to purchase from us one one-thousandth of a share of our Series A Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price of $10.00 per one one-thousandth of a Preferred Share, subject to adjustment. In addition, each Right entitles the registered holder, other than an “acquiring person,” under specified circumstances, to purchase from us that number of shares of Common Stock having a market value of two times the exercise price of the Right. Subject to certain limitations, the terms of the Rights may be amended by a resolution of the Board of Directors without the consent of the holders of the Rights. Reference is made to our Report on Form 8-K dated January 15, 2003 regarding the stockholder rights plan.

Future sales of our common stock, including the shares being offered by this prospectus, may depress our stock price.

If our current stockholders sell substantial amounts of common stock, including the shares being offered by this prospectus, in the public market, the market price of our common stock could fall. In addition, these sales of common stock could impede our ability to raise funds at an advantageous price, or at all, through the sale of securities. As of September 5, 2003, we had approximately 48,086,185 shares of common stock outstanding. Virtually all of our shares, other than shares held by affiliates, are freely tradable. In addition, shares held by affiliates are tradable, subject to the volume and other restrictions of Rule 144. When the SEC declares the Registration Statement on Form S-3, of which this prospectus is a part, effective, the selling stockholders will be able to trade their shares freely in the public market, which could result in a decrease in the price of our stock.

Our common stock will likely be subject to substantial price and volume fluctuations due to a number of factors, some of which are beyond our control.

The trading price of our common stock has been, and is likely to continue to be, highly volatile. Our stock price is subject to wide fluctuations in response to a variety of factors including:

•	quarterly variations in operating results;

•	seasonal fluctuations on product sales;

•	announcements of technological innovations;

•	announcements of new software or services by us or our competitors;

•	changes in financial estimates by securities analysts; and

•	other events beyond our control, including general market conditions, as well as the war with Iraq.

The stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any negative change in the public’s perception of companies in the wireless communications market could depress our stock price regardless of our operating results.

Recently, companies experiencing high volatility or significant drops in their stock prices have faced securities class action lawsuits when the market price of a stock has been volatile. Holders of that stock have often instituted securities class action litigation against the company that issued the stock when such stock declines. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management. Further, any settlement of such a lawsuit could adversely affect us.

The loss of key personnel could harm our business.

The success of our business will continue to depend upon certain key technical and senior management personnel, including our president and chief executive officer, Woodson Hobbs; senior vice president of sales and marketing, Clyde Foster; chief technology officer, John Stossel; vice president of finance and chief accounting officer, J. Keith Kitchen; and senior vice president of products and services, Mehdi Maghsoodnia, many of whom would be extremely difficult to replace. Competition for such personnel is intense, and there can be no assurance that we will be able to retain our existing key managerial, technical, or sales and marketing personnel. The loss of these officers and other or key employees in the future might adversely affect our business and impede the achievement of our business objectives.

We believe our ability to achieve increased revenues and to develop successful new products and product enhancements will depend in part upon our ability to attract and retain highly skilled sales and marketing and qualified product development personnel. In addition, competition for employees in our industry and geographic location could be intense. We may not be able to continue to attract and retain skilled and experienced personnel on acceptable terms. Our ability to hire and retain such personnel will depend upon our ability to raise capital or achieve increased revenue levels to fund the costs associated with such personnel. Failure to attract and retain key personnel will adversely affect our business.

Increasing government regulation could cause demand for our products and services to grow more slowly or to decline.

We are subject not only to regulations applicable to businesses generally, but also to laws and regulations directly applicable to wireless and other mobile computing devices. Demand for our products in certain countries, and our ability to meet this demand, is subject to export controls on hardware and on the encryption software incorporated into our products. In addition, state, federal and foreign governments may adopt laws and regulations governing any of the following issues:

•	taxation of electronic commerce;

•	the wireless distribution of specific material or content; and

•	the characteristics and quality of mobile products and services.

One or more states or the federal government could enact regulations aimed at companies like us, which provide software that facilitates e-commerce and wireless communications. The likelihood of the enactment of regulation in these areas will increase as wireless and other mobile devices become more pervasive. Any legislation, regulation or taxation of electronic commerce could dampen the growth of wireless and other mobile computing devices. If a reduction in growth occurs as a result of these events, demand for our services, technologies and other products could decline significantly.

We are dependent on non-exclusive licenses for certain technology included in our products. We may be unable to license such technology or it may be subject to infringement claims by third parties.

We depend on development tools provided by a limited number of third-party vendors. Together with application developers, we rely primarily upon software development tools provided by companies in the PC and mobile computing device industries. If any of these companies fails to support or maintain these development tools, we will have to support the tools ourselves or transition to another vendor. Such maintenance or support of the tools or transition could be time consuming, could delay the product release and upgrade schedule and could delay the development and availability of third-party applications used in our products. Failure to procure the needed software development tools or any delay in availability of third-party applications could negatively impact our ability, and the ability of third-party application developers, to release and support our products, or they could negatively and materially affect the acceptance of and demand for our products, business and prospects.

Our commercial success will also depend in part on not infringing upon the proprietary rights of others and not breaching technology licenses that cover technology used in our products. It is uncertain whether any third-party patents will require us to develop alternative technologies or to alter our products or processes, obtain licenses or cease activities that infringe on a third-party’s intellectual property rights. If any such licenses are required, we may not be able to obtain such licenses on commercially favorable terms, if at all. Our failure to obtain a license to any technology that we may require to commercialize our products and services could cause our business and prospects to suffer. Litigation may also be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights.

Our restructurings could result in customer and employee uncertainty and management distractions.

We have undergone a number of restructurings in fiscal 2002, 2001 and 1999 involving, among other things, a substantial reduction in our worldwide workforce. Such reductions could result in customers or prospective customers deciding to delay or cancel their purchases of our products and services due to perceived uncertainty caused by the restructurings. There can be no assurance that we will not reduce or otherwise adjust our workforce again in the future or that the related transition issues associated with such reductions will not adversely affect our operations or customer perceptions in the future. This uncertainty could result in a lack of focus and reduced productivity by our remaining employees, including those directly responsible for revenue generation, which in turn may affect our revenue in the future. In addition, employees directly affected by the reductions may seek future employment with our business partners, customers, or even our competitors. Although all employees are required to sign a confidentiality agreement with us at the time of hire, there can be no assurances that the confidential nature of our proprietary information will be maintained in the course of such future employment.

Our products may contain product errors that could subject us to product liability claims.

Our products may contain undetected errors or failures when first introduced or as new versions are released, which can result in loss of or delay in market acceptance and could adversely impact future operating results. We do not currently maintain product liability insurance. Although our license agreements contain provisions limiting our liability in the case of damages resulting from use of the software, in the event of such damages, we may be found liable, and in such event, such damages could materially affect our business, operating results and financial condition.

We may require additional capital, which we may not be able to obtain.

The expansion and development of our business may require additional capital in the future to fund our operating losses, acquisitions, working capital needs and capital expenditures. Historically we have relied on the capital markets, including private placements, to raise money for our working capital and capital expenditure needs. The capital markets are very volatile and we may not be able to obtain future equity or debt financing in the future on satisfactory terms or at all. Our failure to generate sufficient cash flow from sales of products and services or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities. Our inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business, which could cause our business, operating results and financial condition to suffer.

Our working capital is primarily comprised of cash and cash equivalents, short-term investments, accounts receivable, inventories, other current assets, accounts payable, accrued expenses, and deferred revenue. The timing and amount of our future capital requirements may vary significantly depending on numerous factors, including our financial performance, and technological and competitive developments in our industry. These factors may cause our actual revenue and costs to vary from expected amounts, possibly to a material degree, and such variations are likely to affect our future capital requirements.

Volatility in the capital markets and unfavorable economic conditions may severely affect a number of our customers, as well as vendors, which may subsequently harm our business and results of operations.

Due to recent general economic slowdowns, many companies have reduced their IT spending or ceased their investment in products, services and technologies such as those we provide. Some of our similarly situated customers and potential customers may be experiencing continued difficulty in their capital-raising activities. As a result of such failures, any decrease in the demand for our products and services could adversely affect our operating results and financial condition. Such customers also expose us to additional risks, including longer payment cycles and collection problems.

Economic slowdowns may also affect the various vendors on whom we rely for certain integral services used to support our operations. Our operating results and financial condition could be adversely affected if a vendor were to experience financial or operational difficulties that resulted in a reduction or interruption in services it provides us.

We have implemented policies and procedures to identify and mitigate our exposure to the risks mentioned above, but the failure of other companies to be successful in their operations could have a material adverse effect on our business, results of operations and financial condition.

Foreign exchange fluctuations could decrease our revenues or cause us to lose money, especially since we do not hedge against currency fluctuations.

To date, the majority of our customers have paid for our products and services in United States dollars. For the first three quarters of fiscal 2003, fiscal 2002 and 2001, costs denominated in foreign currencies were nominal and we had minimal foreign currency losses during those periods. However, we believe that in the future an increasing portion of our costs will be denominated in foreign currencies as we increase operations in Europe and open offices in other countries. Fluctuations in the value of the Yen, Euro or other foreign currencies may cause our business and prospects to suffer. We will also be exposed to increased risk of non-payment by our customers in other countries, especially those with highly inflationary economies. We currently do not engage in foreign exchange hedging activities and, although we have not yet experienced any material losses due to foreign currency fluctuation, our international revenues are currently subject to the risks of foreign currency fluctuations, and these risks will increase as our international revenues increase.

System failures or accidental or intentional security breaches could disrupt our operations, cause us to incur significant expenses, expose us to liability and harm our reputation.

Our operations depend upon our ability to maintain and protect our computer systems and core business applications, which are located at our offices, as well as hosted by third-party vendors. Although we are taking various precautions to maintain and protect them, our systems could still be vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. We also maintain insurance against break-in, unauthorized access, vandalism, fires, floods, earthquakes and general business interruptions. The amount of coverage, however, may not be adequate in any particular case, and will not likely compensate us for all the damages caused by these or similar events. In addition, while we put various security measures in place to detect any unauthorized access to our computers and computer networks, we may be unable to prevent computer programmers or hackers from penetrating our network security or creating viruses to sabotage or otherwise attack our computer networks from time to time. A breach of our security could seriously damage our reputation, which would harm our business. In addition, because a hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services, we might be required to expend significant resources to protect against, or to alleviate, problems caused by hackers. We might also face liability to persons harmed by misappropriation of secure information if it is determined that we did not exercise sufficient care to protect our systems.

Future changes in accounting standards or our interpretation of current standards, particularly changes affecting revenue recognition, could cause unexpected revenue fluctuations.

Future changes in accounting standards or our interpretation of current standards, particularly those affecting revenue recognition, could require us to change our accounting policies. These changes could cause deferral of revenue recognized in current periods to subsequent periods or accelerate recognition of deferred revenue to current periods.

USE OF PROCEEDS

The proceeds from the sale of the shares of common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares. See “Selling Stockholders.”

SELLING STOCKHOLDERS

Under the terms of the agreement entered into in connection with our acquisition of substantially all of the assets of Loudfire, which we completed on July 22, 2003, we issued to Loudfire 134,445 shares of our common stock, and we agreed to register all of these shares for resale. We also agreed to use reasonable best efforts to keep the registration statement effective until the earliest of the date all of the shares of common stock offered under this prospectus have been or may be sold to the public and the date one year from the closing date of the acquisition (subject to adjustment in certain cases for delays in filing). Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

The following table sets forth certain information regarding the beneficial ownership of the common stock, as of September 5, 2003, by each of the selling stockholders.

The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold or transferred, or may sell or transfer, after the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We have based our calculation of the percentage of beneficial ownership on 48,086,185 shares of common stock outstanding on September 5, 2003.

Selling Stockholder	Shares Beneficially Owned Prior to the Offering		Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering (1)
	Number	Percent		Number	Percent
Loudfire, Inc. 6835 S. Canton, Suite B Tulsa, Oklahoma 74136	134,445	*	134,445	0	0%

*	Less than 1%
(1)	Assumes each selling stockholder will sell all shares offered by such selling stockholder in this prospectus.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of the securities covered by this prospectus. We are registering shares on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. Selling stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Pumatech by Venture Law Group, A Professional Corporation, 2775 Sand Hill Road, Menlo Park, California 94025.

EXPERTS

The financial statements of Pumatech, Inc. incorporated in this Prospectus by reference to Pumatech, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Starfish Software, Inc. incorporated in this Prospectus by reference to Exhibit 99.1 of Pumatech, Inc.’s Current Report on Form 8-K/A filed June 10, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s Internet site at http://www.sec.gov.

Our website is www.pumatech.com. We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports available free of charge as soon as reasonably practicable as we file these reports with the Securities and Exchange Commission.

Our common stock is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning Pumatech may be inspected at the Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC after the date of the initial filing of this registration statement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the shares.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1. Our Annual Report on Form 10-K for the fiscal year ended July 31, 2002 filed October 17, 2002 (File No. 000-21709);

2. Our Proxy Statement for our Annual Meeting of Stockholders held on December 6, 2002 dated October 23, 2002, filed October 18, 2002 (File No. 000-21709);

3. Our Quarterly Reports on Form 10-Q for the fiscal quarter ended October 31, 2002 filed December 16, 2002, for the fiscal quarter ended January 31, 2003 filed March 5, 2003, and for the fiscal quarter ended April 30, 2003 filed June 13, 2003 (File No. 000-21709);

4. Our Current Reports on Form 8-K filed August 9, 2002, August 30, 2002, September 16, 2002, September 26, 2002, December 9, 2002, January 15, 2003, April 11, 2003, May 15, 2003, August 6, 2003, August 27, 2003 and our Reports on Form 8-K/A filed September 9, 2003 and June 10, 2003 (amending our Form 8-K filed April 11, 2003) (File No. 000-21709); and

5. The description of our common stock set forth in our Registration Statement on Form 8-A, filed November 8, 1996 and amended on Form 8-A filed January 15, 2003 (File No. 000-21709).

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the termination of the offering of the common stock offered by this registration statement, shall be deemed to be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to such documents. You should direct any requests for documents to Richard Mosher, General Counsel of the Company, 2550 North First Street, Suite 500, San Jose, California 95131 (408) 321-7650. This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the sale and distribution of the shares of common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable individually by the selling stockholders. All amounts shown are estimates except the SEC registration fee.

Amount To be Paid
SEC registration fee	$35
Legal fees and expenses	7,500
Accounting fees and expenses	10,000
Transfer agent fees	1,000
Miscellaneous expenses	4,000

Total	$22,535

Item 15.	Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including the circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We understand that the staff of the Securities and Exchange Commission is of the opinion that statutory charter and contractual provisions as are described above have no effect on claims arising under the federal securities law.

In connection with this offering, the selling stockholders have agreed to indemnify Pumatech, its directors and officers and each such person who controls Pumatech, against any and all liability arising from inaccurate information provided to Pumatech by the selling stockholders and contained herein.

Item 16.	Exhibits

Exhibit Number		Description of Exhibit

2.1	*	Asset Purchase Agreement by and among Pumatech, Inc., Loudfire, Inc. and Craig Johnson dated July 2, 2003

2.2	*	First Amendment to the Asset Purchase Agreement by and among Pumatech, Inc., Loudfire, Inc. and Craig Johnson dated July 22, 2003

5.1		Opinion of Venture Law Group, A Professional Corporation

23.1		Consent of PricewaterhouseCoopers LLP, independent accountants of Pumatech, Inc.

23.2		Consent of PricewaterhouseCoopers LLP, independent accountants of Starfish Software, Inc.

23.3		Consent of Counsel (included in Exhibit 5.1)

24.1		Power of Attorney (reference is made to the signature page)

*	Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed August 6, 2003

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 8thday of September 2003.

PUMATECH, INC.

By:	/s/ WOODSON HOBBS
Woodson Hobbs
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Woodson Hobbs and Keith Kitchen, and each of them, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact, or any of them, or his or their substitute or substitutes to any and all amendments to said Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ WOODSON HOBBS Woodson Hobbs	President, Chief Executive Officer and Director (Principal Executive Officer)	September 8, 2003

/s/ J. KEITH KITCHEN J. Keith Kitchen	Vice President of Finance and Administration and Chief Accounting Officer (Principal Financial and Accounting Officer)	September 8, 2003

/s/ MICHAEL M. CLAIR Michael M. Clair	Chairman of the Board	September 8, 2003

/s/ MICHAEL J. PRAISNER Michael J. Praisner	Director	September 8, 2003

/s/ KIRSTEN BERG PAINTER Kirsten Berg-Painter	Director	September 8, 2003

PUMATECH, INC.

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit

2.1	*	Asset Purchase Agreement by and among Pumatech, Inc., Loudfire, Inc. and Craig Johnson dated July 2, 2003

2.2	*	First Amendment to the Asset Purchase Agreement by and among Pumatech, Inc., Loudfire, Inc. and Craig Johnson dated July 22, 2003

5.1		Opinion of Venture Law Group, A Professional Corporation

23.1		Consent of PricewaterhouseCoopers LLP, independent accountants of Pumatech, Inc.

23.2		Consent of PricewaterhouseCoopers LLP, independent accountants of Starfish Software, Inc.

23.3		Consent of Counsel (included in Exhibit 5.1)

24.1		Power of Attorney (reference is made to the signature page)

*	Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed August 6, 2003